Exhibit 99

Contact:

Cynthia Swain

Vice President, Corporate Communications

L-3 Communications

212-697-1111

Contact:   FD

Investors: Eric Boyriven, Alexandra Tramont

For Immediate Release

Media: Evan Goetz

212-850-5600

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2007 RESULTS

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First quarter diluted earnings per share increases 14.2% to $1.29

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First quarter net sales increases 13.6% to $3.3 billion

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Net cash from operating activities increases 19.4% to $224 million

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Record first quarter funded orders of $3.9 billion and funded backlog of $9.3 billion at March 31, 2007

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Increased financial guidance for 2007 net sales and diluted earnings per share

NEW YORK, NY, April 23, 2007 - L-3 Communications (NYSE: LLL) today reported first quarter 2007 net income of $162 million, or $1.29 per diluted share compared to $139 million, or $1.13 per diluted share in 2006.  Net sales increased 13.6% to $3.3 billion, including organic sales growth(1) of 9.1% compared to $2.9 billion in 2006.  First quarter 2007 net cash from operating activities was $224 million and free cash flow(2) was $196 million.

“It was a very good start to the year,” said Michael T. Strianese, President and Chief Executive Officer of L-3.  “Our businesses performed well and we had record funded orders of $3.9 billion and ended the quarter with record funded backlog of $9.3 billion.  Given our strong cash flow, we have repurchased 2.4 million shares of our common stock since the inception of our share repurchase program in December 2006 for an aggregate price of $200 million.  In addition, in February our Board of Directors increased   L-3’s quarterly cash dividend by 33% to $0.25.  Our anticipated share repurchases for 2007 together with our increased dividend will result in at least a three-fold increase in cash returned to our shareholders, compared to 2006.”

“At the same time,” Mr. Strianese added, “we continue to invest in new products and technologies and look for acquisitions that will add important new capabilities, customers or programs and meaningful synergies to L-3 at attractive prices.  As announced this morning, we recently entered into an agreement to acquire Global Communications Solutions, Inc., a leading provider of portable satellite communications systems for the DoD.  GCS extends our portfolio of products and has annual sales of approximately $90 million.  During the quarter, we also acquired Geneva Aerospace, Inc., a provider of guidance and navigation systems for unmanned aerial vehicles.  Geneva Aerospace is expected to generate about $12 million of sales for 2007.”

Consolidated organic sales growth of 9.1%, or $265 million, was driven primarily by strong demand for government services, aircraft modernization, base support operations, intelligence, surveillance and

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Notes:

(1)

Organic sales growth is defined as the increase or decrease in sales for the current period compared to the prior period, excluding sales in the current period from business acquisitions that have been included in L-3’s actual results of operations for less than twelve months.

(2)

See discussion, definition and calculation of free cash flow in the financial tables attached to this press release.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 2

reconnaissance (ISR) systems, secure networked communications products and several specialized products, including power and control systems, propulsion systems, electro-optic/infrared (EO/IR) and precision engagement products.  The increase in consolidated net sales from acquired businesses was $131 million, or 4.5%.

Consolidated operating income increased 13.1% to $326 million for the 2007 first quarter, compared to $288 million for the 2006 first quarter.  Operating margin remained at 9.9%.  As described more fully below in Segment Results, operating margins improved in three of the company’s business segments resulting from contract performance, higher sales volume and lower indirect costs.  The improvements were primarily offset by lower margins in the C3ISR segment due to lower secure terminal equipment (STE) sales and higher development costs for new products.

Interest and other income was $5 million for the 2007 first quarter, compared to $6 million for the 2006 first quarter.  The 2006 first quarter included $4 million of interest income on the settlement relating to a claim.  Interest expense for the 2007 first quarter increased by $1 million, or 1.5%, to $73 million, compared to $72 million for the 2006 first quarter.  The effective income tax rate for the 2007 first quarter decreased to 36.6% from 36.9% for the 2006 first quarter primarily due to the retroactive enactment of the U.S. Federal income tax credits for research and experimentation activities in the fourth quarter of 2006.

Funded orders for the 2007 first quarter increased 17.0% to $3.9 billion from $3.3 billion for the 2006 first quarter.  Funded backlog at March 31, 2007 increased 6.7% to $9.3 billion from $8.7 billion at December 31, 2006.  Highlights of contract awards for the first quarter of 2007 include:

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The United Kingdom’s Ministry of Defence selected L-3 for the Project HELIX Demonstration and Manufacture contract.

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The U.S. Army extended L-3’s period of performance on the World Wide Linguist Support Services contract (the “Linguist Contract”) for three months to June 9, 2007.

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The Joint Warfare Support Division (JWSD), Space and Naval Warfare Systems Center awarded L-3 a potential five-year contract to support the JWSD and Joint Warfighting Community.

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The U.S. Army awarded L-3 a follow-on order for several thousand AN/PSS-14 advanced mine detection systems.

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The Swiss Air Force awarded L-3 a contract to build four networked F/A-18C Tactical Operational Flight Trainers for the Swiss F/A-18 Flight Simulator Upgrade Program.

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The U.S. Army awarded L-3 a follow-on production contract for five additional U.S. Army Aviation Combined Arms Tactical Trainer (AVCATT) suites.

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The National Aeronautics and Space Administration’s (NASA) Dryden Flight Research Center awarded L-3 a follow-on contract to support NASA’s Stratospheric Observatory for Infrared Astronomy (SOFIA).

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Agusta Westland selected L-3 to provide electro-optical technology for the United Kingdom’s Future Lynx Program.

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The U.S. Navy selected L-3 to serve as the prime contractor for its C-9 Contractor Logistics Support Program.

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The U.S. Army Space and Missile Defense Command awarded L-3 an Indefinite Delivery/Indefinite Quantity contract to develop software solutions for integration of space technologies and applications.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 3

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A subcontract awarded to build three F/A-18 Tactical Readiness Trainers for the Royal Australian Air Force.

Net cash from operating activities for the 2007 first quarter increased 19.4% to $224 million from $188 million for the 2006 first quarter.  Free cash flow for the 2007 first quarter increased by 21.6% to $196 million from $161 million for the 2006 first quarter.

The company’s cash and cash equivalents increased by $39 million to $387 million at March 31, 2007 from $348 million at December 31, 2006.  The increase was principally due to the company’s free cash flow, partially offset by repurchases of the company’s common stock.

Total debt at March 31, 2007 remained unchanged from December 31, 2006 at $4.5 billion.  Available borrowings under the company’s revolving credit facilities after reduction for outstanding letters of credit were $923 million at March 31, 2007.

SEGMENT RESULTS

The following discussion compares the operating results for the 2007 first quarter to the corresponding quarter in 2006 for each of the company’s business segments.

Command, Control, Communications, Intelligence, Surveillance and Reconnaissance (C3ISR)

	First Quarter		Increase /
($ in millions)	2007	2006	(decrease)
Net sales	$553.8	$466.7	$87.1
Operating income	49.7	53.5	(3.8)
Operating margin	9.0%	11.5%	(2.5)	ppts

C3ISR net sales for the 2007 first quarter increased by 18.7% compared to the 2006 first quarter.  Organic sales growth was 12.6%, reflecting strong demand from the U.S. Department of Defense (DoD) for secure networked communications products and ISR systems. These increases were partially offset by lower sales of STE, a product with declining demand as it continues to approach full deployment in the marketplace.  The increase in net sales from acquired businesses was 6.1%, primarily due to the acquisition of TRL Electronics plc (TRL) on July 12, 2006.

C3ISR operating income for the 2007 first quarter decreased by 7.1% compared to the 2006 first quarter, primarily because of lower operating margin, partially offset by higher sales volume.  Operating margin for the 2007 first quarter decreased by 2.8 percentage points principally due to less higher margin STE sales, higher sales volume on contracts with greater material content and complex work scope, which generated lower margin, and higher development costs for new secure communications products.  These decreases were partially offset by the TRL acquired business, which increased operating margin by 0.3 percentage points.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 4

Government Services

	First Quarter		Increase /
($ in millions)	2007	2006	(decrease)
Net sales	$1,028.0	$898.8	$129.2
Operating income	92.1	76.8	15.3
Operating margin	9.0%	8.5%	0.5	ppts

Government Services net sales for the 2007 first quarter increased by 14.4% compared to the 2006 first quarter, primarily from volume on existing contracts and, in several cases, recent new business awards for linguist, intelligence, training, and law enforcement services to support the U.S. military operations in Iraq and Afghanistan as well as the broader global war on terrorism, including direct sales to the governments of Iraq and Afghanistan.  In addition, sales for communication software support, systems engineering, and other technical services to support U.S. Army communications and surveillance activities, and enterprise information technology support services for the U.S. Special Operation Forces Command were also higher because of growth on existing contracts and a recent new contract award.

The company’s Linguist Contract with the U.S. Army generated sales of $174 million for the 2007 first quarter.  In March 2007, the U.S. Army amended L-3’s Linguist Contract.  The amendment provides for three contract options, each with a three-month period of performance.  The first option was exercised extending L-3’s contract to June 9, 2007.  As previously disclosed, the U.S. Army did not select L-3’s proposal for the Translation and Interpretation Management Services (TIMS) contract, and, on December 22, 2006, the company filed a protest with the U.S. Government Accountability Office (GAO).  On March 29, 2007, the company’s protest challenging the evaluation and selection decision for the TIMS contract was sustained by the GAO.  The U.S. Army has 60 days to respond to the GAO’s recommendation.  The U.S. Army has asked the GAO to reconsider its decision.  The TIMS contract is the successor contract to L-3’s Linguist Contract to provide translators and linguists in support of the U.S. military operations in Iraq.  We can provide no assurances about the outcome of the company’s protest of the TIMS contract and whether the Linguist Contract will be extended beyond June 9, 2007, when the Linguist Contract expires.

Government Services operating income for the 2007 first quarter increased by 19.9% compared to the 2006 first quarter.  The increase in operating income resulted largely from higher sales volume and higher operating margin.  Operating margin increased by 0.5 percentage points due to improved contract performance and lower indirect costs.

Aircraft Modernization and Maintenance (AM&M)

	First Quarter		Increase /
($ in millions)	2007	2006	(decrease)
Net sales	$636.9	$561.8	$75.1
Operating income	62.2	51.4	10.8
Operating margin	9.8%	9.1%	0.7	ppts

AM&M net sales for the 2007 first quarter increased by 13.4% compared to the 2006 first quarter.  Organic sales growth was 7.6%, driven primarily by increased volume for base support operations related to continued support of U.S. military operations in Iraq and Afghanistan, growth in the Canadian Maritime Helicopter Program, and recent new business awards to maintain U.S. Navy E-6B aircraft and to modify C-130 aircraft for foreign governments.  These increases were partially offset by a decline in aircraft support services sales primarily because of a competitive loss of a contract in June 2006 to provide maintenance and support services for U.S. Navy fixed-wing training aircraft.  The increase in net sales from acquired businesses was 5.8%, primarily due to the acquisition of Crestview Aerospace Corporation on June 29, 2006.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 5

AM&M operating income for the 2007 first quarter increased by 21.0% compared to the 2006 first quarter.  The increase in operating income was due to higher sales and higher operating margin.  Operating margin increased by 0.9 percentage points primarily due to improved performance on certain aircraft modernization contracts partially offset by severance costs of $2 million related to certain administrative consolidation activities that began in the fourth quarter of 2006.  The increase in margin was partially offset by acquired businesses, which reduced operating margin by 0.2 percentage points.

Specialized Products

	First Quarter		Increase /
($ in millions)	2007	2006	(decrease)
Net sales	$1,081.0	$976.5	$104.5
Operating income	122.1	106.7	15.4
Operating margin	11.3%	10.9%	0.4	ppts

Specialized Products net sales for the 2007 first quarter increased by 10.7% compared to the 2006 first quarter.  The increase in net sales from acquired businesses was 7.1%, mainly due to the acquisitions of SAM Electronics GmbH (SAM) on January 31, 2006, and SSG Precision Optronics, Inc. and Nautronix Defence Group on June 1, 2006.  Organic sales growth was 3.6%, reflecting higher sales volume for (1) power and control systems products due to recent new business awards from the U.S. Navy for power conversion and switching products and higher volume from commercial ship builders, (2) combat vehicle propulsion systems for U.S. military reset and replacement of equipment consumed in the U.S. military operations in Iraq, (3) airport security products due to procurement of explosive detection systems by the U.S. Transportation Security Administration, and (4) EO/IR and precision engagement products primarily related to new programs awarded in 2006.  These increases were partially offset by declines for simulation devices and microwave products due to timing of certain deliveries, which are expected to occur after March 31, 2007.

Specialized Products operating income for the 2007 first quarter increased by 14.4% compared to the 2006 first quarter.  The increase in operating income was due to higher sales volume and higher operating margin.  Operating margin for the 2007 first quarter increased by 1.2 percentage points,  primarily because of improved contract performance and lower indirect costs for several business areas, including Displays, EO/IR and aviation products.  These increases were partially offset by acquired businesses, which reduced operating margin by 0.8 percentage points.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 6

FINANCIAL OUTLOOK

Based on information known as of today, including completed business acquisitions, the company revised its financial guidance for the year ending December 31, 2007, as follows:

2007 Financial Guidance
(dollars in billions, except per share data)
Net sales	$13.2 to $13.3
Operating margin	10.5% to 10.6%
Effective tax rate	approximately 36.2%
Diluted EPS	$5.65 to $5.75

Net cash from operating activities	$1.2
Less: Capital expenditures, net of disposition of property, plant and equipment	0.2
Free cash flow	$1.0

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Note:  The 2007 guidance assumes that the company’s Linguist Contract continues through June 9, 2007.  If the Linguist Contract is extended beyond June 9, 2007, it will result in higher sales and diluted earnings per share, and lower operating margin.  The net cash from operating activities and free cash flow guidance for the year ending December 31, 2007 are before a possible payment of an adverse jury verdict up to $76 million, net of taxes.

The company also updated sales and operating margin guidance for its segments for the year ending December 31, 2007, which are provided below:

2007 Guidance
Segment Sales	(dollars in billions)

C3ISR	$2.2 to $2.3
Government Services	$3.8 to $3.9
AM&M	$2.4 to $2.5
Specialized Products	$4.7 to $4.8
Consolidated	$13.2 to $13.3

Segment Operating Margin

C3ISR	10.2% to 10.7%
Government Services	9.7% to 10.2%
AM&M	9.5% to 10%
Specialized Products	11.5% to 12%
Consolidated	10.5% to 10.6%

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Note:

The 2007 Guidance does not include sales and operating income from the Linguist Contract after June 9, 2007.  While any additional Linguist Contract sales result in higher sales and diluted earnings per share than included in the 2007 Guidance, they will reduce both the Consolidated and Government Services segment operating margins.  Additionally, the 2007 sales guidance includes approximately $200 million from completed business acquisitions.

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L-3 Communications Announces Results for the 2007 First Quarter	Page 7

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call today, Monday, April 23, 2007, at 10:00 AM EDT that will be simultaneously broadcast live over the Internet.  Michael T. Strianese, President and Chief Executive Officer, Ralph D’Ambrosio, Vice President and Chief Financial Officer, and Cynthia Swain, Vice President – Corporate Communications, will host the call.

10:00 AM EDT

9:00 AM CDT

8:00 AM MDT

7:00 AM PDT

Listeners may access the conference call live over the Internet at the following web address:

http://www.videonewswire.com/event.asp?id=38708

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software.  The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 4053645), beginning approximately two hours after the call ends, and will be available until the company’s next quarterly earnings release.

Headquartered in New York City, L-3 Communications employs over 63,000 people worldwide and is a prime system contractor in aircraft modernization and maintenance, C3ISR (Command, Control, Communications, Intelligence, Surveillance and Reconnaissance) systems and government services.  L-3 is also a leading provider of high technology products, subsystems and systems.  The company reported 2006 sales of $12.5 billion.

To learn more about L-3 Communications, please visit the company’s web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements.  Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements.  The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission.  The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.

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- Financial Tables Follow -

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L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME DATA

(In millions, except per share data)

	Three Months Ended March 31,
	2007	2006
Consolidated net sales	$3,299.7	$2,903.8
Consolidated cost of sales	2,973.6	2,615.4
Operating income	326.1	288.4

Interest and other income, net	5.1	5.9
Interest expense	73.0	71.9
Minority interests in net income of consolidated subsidiaries	2.7	2.3
Income before income taxes	255.5	220.1
Provision for income taxes	93.4	81.2
Net income	$162.1	$138.9

Earnings per share:
Basic	$1.30	$1.15
Diluted	$1.29	$1.13
Weighted average common shares
Basic	124.7	121.2
Diluted	126.0	123.3

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED SELECT FINANCIAL DATA

(In millions)

	Three Months Ended March 31,
	2007	2006

Segment Operating Data
Net Sales:
C3ISR	$553.8	$466.7
Government Services	1,028.0	898.8
AM&M	636.9	561.8
Specialized Products	1,081.0	976.5
Total	$3,299.7	$2,903.8
Operating income:
C3ISR	$49.7	$53.5
Government Services	92.1	76.8
AM&M	62.2	51.4
Specialized Products	122.1	106.7
Total	$326.1	$288.4
Operating margin:
C3ISR	9.0%	11.5%
Government Services	9.0%	8.5%
AM&M	9.8%	9.1%
Specialized Products	11.3%	10.9%
Total	9.9%	9.9%
Depreciation and amortization:
C3ISR	$9.4	$7.7
Government Services	8.0	8.6
AM&M	6.8	6.2
Specialized Products	25.5	22.1
Total	$49.7	$44.6
Cash flow data:
Net cash from operating activities	$223.9	$187.5
Net cash used in investing activities	(49.2)	(437.2)
Net cash (used in) from financing activities	(135.8)	28.4
Net increase (decrease) in cash	$38.9	$(221.3)
Funded order data
C3ISR	$569.6	$679.8
Government Services	1,118.2	1,016.0
AM&M	698.6	583.5
Specialized Products	1,497.3	1,040.3
Total	$3,883.7	$3,319.6

	March 31, 2007	December 31, 2006
Period end data
Funded backlog	$9,328.3	$8,743.0
Cash and cash equivalents	$387.1	$348.2
Total debt	$4,535.3	$4,535.0
Minority interests	$87.6	$84.3
Shareholders’ Equity	$5,402.6	$5,305.9

L-3 COMMUNICATIONS HOLDINGS, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In millions)

	Three Months Ended March 31,
	2007	2006

Net cash from operating activities	$223.9	$187.5
Less: Capital expenditures	(28.7)	(27.1)
Add: Dispositions of property, plant and equipment	0.9	0.9
Free cash flow(a)	$196.1	$161.3

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(a)

The company discloses free cash flow because the company believes that, subject to the limitations discussed below, it is one indicator of the cash flow generated that is available for investing activities and financing activities. Free cash flow is defined as net cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying principal amount of outstanding debt, paying cash dividends on common stock, investing cash to acquire businesses and making other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to supplementally finance its existing debt and that the company will be able to supplementally finance any new business acquisitions it makes by raising new debt or equity capital. Because of these assumptions, free cash flow is not a measure that can be relied upon to represent the residual cash flow available for discretionary expenditures.